Exhibit 99.1

FOR IMMEDIATE RELEASE

Turn Therapeutics to Present at Jefferies Global Healthcare Conference 2026

Westlake Village, Calif. – May 19, 2026 - Turn Therapeutics Inc. (Nasdaq: TTRX), a clinical-stage biotechnology company developing targeted, localized therapies for inflammatory skin diseases, today announced that Bradley Burnam, Chief Executive Officer, will present at the Jefferies Global Healthcare Conference in New York City as follows:

Date: June 4, 2026

Time: 9:55AM – 10:25 AM EDT

A live webcast of the presentation may be accessed on the Investors section of the Turn Therapeutics website at https://ir.turntherapeutics.com/news-events/presentations. A replay of the webcast will be available on the Turn Therapeutics website for approximately six months following the presentation.

About Turn Therapeutics

Turn Therapeutics is a biotechnology company focused on developing innovative, precision therapies that target the underlying causes of inflammatory diseases with high unmet needs. Its lead investigational therapy, GX-03, is a first-in-class, non-systemic topical inhibitor currently in development for the treatment of moderate-to-severe atopic dermatitis. This therapy is designed to modulate key inflammatory pathways involved in eczema and other inflammatory dermatological conditions, specifically targeting IL-36 and IL-31, two cytokines that play distinct but interconnected roles in driving chronic skin inflammation and the itch-scratch cycle. GX-03 addresses IL-36 upstream, where epithelial stress and barrier disruption initiate the inflammatory cascade, and IL-31 downstream, where itch signaling perpetuates disease. It is currently being evaluated in a Phase 2 randomized controlled trial, with topline results expected in mid-2026.

Investor Relations / Media Contact

Sasha Damouni

Damouni Group LLC

Sasha@damounigroup.com